FOR IMMEDIATE RELEASE

Contact:       Matthew Jones
                      Chief Financial Officer
                      1845 Walnut Street
                      Philadelphia, PA 19103
                      (215) 546-5005
                      (215) 546-4785 (facsimile)

Atlas America, Inc.
Announces Additional Hedges Through December 2008

Philadelphia, PA. February 7, 2006 - Atlas America, Inc. (Nasdaq: ATLS - the “Company”) reported today it has added to its hedge position for the period beginning April 2007 through December 2008 for natural gas that it produces in the Appalachia region. Through these instruments, the Partnership has hedged:

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an additional approximate 10% of its natural gas production, based upon current volumes, at an average price of approximately $10.28 per mcf produced for the period beginning April 2007 through December 2008. Combined with previous hedges, approximately 38% of production is hedged at an average price of approximately $9.51 per mcf for this time period.

Atlas America, Inc., the parent company of Atlas Pipeline Partners, L.P.'s (NYSE:APL) general partner and owner of 1,641,026 units of limited partner interest of APL, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com , or contact investor relations at pschreiber@atlasamerica.com .

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 2,565 miles of intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates two gas processing plants and a treating facility in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com  or contact pschreiber@atlaspipelinepartners.com .

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of many factors, including competition within the energy industry, climactic conditions, capital markets volatility, the performance of Atlas Pipeline Partners, L.P. and other factors disclosed under "risk factors" in our most recent 10-K.